THE SECURITIES REPRESENTED BY THIS NOTE AND THE COMMON STOCK ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAW. THE SECURITIES REPRESENTED BY THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.

THE SHARES OF COMMON STOCK ISSUABLE ON CONVERSION OF THIS NOTE ARE SUBJECT TO THE TERMS OF A CERTAIN VOTING AGREEMENT BETWEEN CERTAIN SHAREHOLDERS DATED APRIL 30, 1996, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS, AND WILL BE DELIVERED AT NO COST BY THE COMPANY UPON REQUEST.


                               LASERMEDICS, INC.
                    Convertible Subordinated Promissory Note


$7,000,000                      Houston, Texas                  April 30, 1996



      Lasermedics, Inc., a Texas corporation (hereinafter called the "Company," which term includes any directly or indirectly controlled subsidiaries or successor entities), for value received, hereby promises to pay to Maxxim Medical, Inc., a Delaware corporation (hereinafter called the "Holder"), or its registered assigns, the principal sum of Seven Million Dollars ($7,000,000) together with accrued interest on the amount of such principal sum, payable in accordance with the terms set forth below.

      THE OBLIGATIONS OF THE COMPANY CONTAINED IN THIS NOTE ARE SUBJECT TO (I) THE TERMS OF A SUBORDINATION AGREEMENT BETWEEN THE COMPANY, COMERICA BANK - TEXAS, A TEXAS BANKING CORPORATION, AND THE HOLDER OF EVEN DATE HEREWITH (THE "SUBORDINATION AGREEMENT") AND (II) THE TERMS OF A COMMERCIAL SECURITY AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF EVEN DATE HEREWITH (THE "SECURITY AGREEMENT").

                                   ARTICLE I

                                  Definitions

      For all purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as promulgated from time to time by the Association of Independent Certified Public Accountants; and (iii) the words "herein" and "hereof" and other words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision.

      1.1 "BOARD OF DIRECTORS" means the board of directors of the Company as elected from time to time or any duly authorized committee of that board.

      1.2 "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Houston, Texas are authorized or obligated by law or executive order to be closed.

      1.3 "CHANGE IN CONTROL" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (X) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or the Holder, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities, or (Y) during any period of two consecutive years during the term of this Note, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

      1.4 "COMMON STOCK" means shares of common stock, par value $.01 per share, of the Company.

      1.5 "CONVERSION PRICE" means the price per share determined in accordance with Articles IV and V hereof (as adjusted in accordance with the terms of this Note) at which shares of Common Stock shall be delivered to Holder upon conversion of this Note into Common Stock.

      1.6 "DEFAULT" means any event which is, or after notice or passage of time would be, an Event of Default.

      1.7  "EVENT OF DEFAULT" has the meaning specified in Section 3.1.

      1.8 "FUNDED DEBT" means, as determined in accordance with GAAP, (i) all obligations for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, or otherwise) and (ii) all capital lease obligations that have been (or under GAAP should be) capitalized on the Company's balance sheet.

      1.9 "GAAP" means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

      1.10 "INDEBTEDNESS" of any Person means all indebtedness of such Person, whether outstanding on the date of this Note or hereafter created, incurred, assumed or guaranteed, (i) for the principal of, premium on and interest on all debts of the Person whether outstanding on the date of this Note or thereafter created for money borrowed by such Person (including capitalized lease obligations), money borrowed by others (including capitalized lease obligations) and guaranteed, directly or indirectly, by such Person, or purchase money indebtedness, or indebtedness secured by property ("Purchase Money Indebtedness") at the time of the acquisition of such property by such Person, for the payment of which the Person is directly or contingently liable; (ii) for all accrued obligations of the Person in respect of any contract, agreement or instrument imposing an obligation upon the Person to pay over funds; (iii) for all trade debt of the Person; and (iv) for all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the indebtedness referred to in (i), (ii) or (iii) above.

      1.11 "LIEN" means any mortgage, deed of trust, lien, security interest, pledge, claim, charge, liability, obligation or other encumbrance.

      1.12 "MARKET PRICE" for any day, when used with reference to Common Stock, shall mean the price of said Common Stock determined by reference to the last reported sale price for the Common Stock on such day on the principal securities exchange on which the Common Stock is listed or admitted to trading or if no such sale takes place on such date, the average of the closing bid and asked prices thereof as officially reported, or, if not so listed or admitted to trading on any securities exchange, the last sale price for the Common Stock on the National Association of Securities Dealers national market system on such date, or, if there shall have been no trading on such date or if the Common Stock shall not be listed on such system, the average of the closing bid and asked prices in the over-the-counter market as furnished by any NASD member firm selected from time to time by the Company for such purpose.

      1.13 "MATURITY DATE", when used with respect to this Note means May 1, 2003 (or such earlier date upon which this Note become due and payable).

      1.14  "NOTE" means this Convertible Subordinated Promissory Note.

      1.15 "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      1.16 "PUBLIC OFFERING" means the sale by the Company of securities for cash in an underwritten public offering registered on the appropriate form with the SEC.

      1.17 "SEC" means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act of 1933 or any successor act thereto.

      1.18 "SECURITY INSTRUMENTS" means (i) that certain Commercial Security Agreement of even date herewith by and between the Company and the Holder evidencing a security interest held by the Holder in all of the Company's tangible and intangible personal property, (ii) that certain Second Lien Deed of Trust of even date herewith executed by the Company to J. Randolph Ewing, Trustee, for the benefit of Holder, covering certain real property in Fort Bend County, Texas, (iii) that certain Second Lien Deed of Trust of even date herewith executed by the Company to J. Randolph Ewing, Trustee, for the benefit of Holder, covering certain real property in Bell County, Texas, (iv) those certain UCC-1 Financing Statements executed by the Company for the benefit of the Holder to be recorded in the records of the Office of the Secretary of State of Texas, the Office of the Secretary of State of Ohio, the County Clerk for Bell County, Texas, and the County Clerk for Fort Bend County, Texas, and (v) all other collateral agreements, security agreements, collateral assignments, vendor's liens and lien instruments executed by the Company or any other party in favor of the Holder or any other holder of this Note.

      1.19 "SENIOR INDEBTEDNESS" means each and every loan, advance or other renewals and extensions of credit by Comerica Bank - Texas (and their successors or assigns) heretofore or hereafter to the Company.

      1.20 "SUBSIDIARY" means a corporation or other entity in which more than 50% of the outstanding voting stock or equity interests is owned or controlled, directly or indirectly, by the Company or any combination of the Company and one or more other Subsidiaries. For the purposes of this definition, "VOTING STOCK" means stock or other interests which ordinarily has voting power for the election of directors, and equity interests means the right to receive the profits of the entity, when disbursed, or the assets of the entity upon liquidation or dissolution.

                                   ARTICLE II

                                    Payments

      2.1 INTEREST. From the date of this Note through the Maturity Date, interest shall accrue hereunder on the unpaid outstanding principal sum of this Note beginning at a rate equal to 2% per annum and increasing 2% per annum on each May 1 of each calendar year (beginning with calendar year 1997) prior to the Maturity Date, calculated on the basis of a 360-day year. Accrued interest shall be paid on November 1 and May 1 of each calendar year (beginning on November 1, 1996) through the Maturity Date. All past due amounts of principal and interest shall bear interest at the maximum rate permitted by law.

      2.2 PAYMENT OF PRINCIPAL AND INTEREST. Subject to the provisions of
Section 2.3 hereof, the principal and unpaid interest of this Note shall be due and payable in full on the Maturity Date.

      2.3 REDEMPTION.

          2.3.1. At any time before the Maturity Date, the Company may, upon 20 days' written notice to the Holder, redeem all or any portion of the outstanding principal balance of this Note at the redemption prices (expressed as percentages of the amount of the principal of this Note being redeemed) set forth below, plus all accrued and unpaid interest as of the date of such redemption, if redeemed during the twelve month period beginning on May 1 of the year indicated below:


                Year                                   Percentage
                ----                                   ----------
                1996                                      110%
                1997                                      109%
                1998                                      108%
                1999                                      107%
                2000                                      106%
                2001                                      105%
                2002                                      104%

The portion of the principal of this Note redeemed under this Section 2.3.1 shall be applied to satisfy the Company's redemption obligations under Section
2.3.2 hereof in accordance with Section 2.3.4 hereof.

            2.3.2. Subject to the provisions of Section 2.3.4 hereof, the Company will be required to redeem 20% of the original principal amount of this Note on each of the dates and at the redemption prices (expressed as percentages of the amount of the principal of this Note being redeemed) set forth below, plus all accrued and unpaid interest as of the date of such redemption:

                Date                                   Percentage
                ----                                   ----------
             May 1, 1999                                  107%
             May 1, 2000                                  106%
             May 1, 2001                                  105%
             May 1, 2002                                  104%
             May 1, 2003                                  103%

            2.3.3. Immediately upon the closing of the first Public Offering to be consummated after the original issuance of this Note, the Company will be required to redeem forty percent (40%) of the then outstanding principal amount of this Note, plus all accrued and unpaid interest as of the date of such redemption. The portion of the principal of this Note redeemed under this
Section 2.3.3 shall be applied to satisfy the Company's redemption obligations under Section 2.3.2 hereof in accordance with Section 2.3.4 hereof.

            2.3.4. In the event all or any portion of the principal balance of this Note is (i) redeemed pursuant to Sections 2.3.1 or 2.3.3 hereof or (ii) reduced by conversion of such portion of the principal balance of this Note into shares of Common Stock pursuant to Section 4.1 hereof, then the amount of such redemption or reduction shall be applied to satisfy the Company's redemption obligations under Section 2.3.2 hereof in reverse order of redemption dates.

      2.4 MANNER OF PAYMENT. Any payment of principal and interest on this Note, including a redemption prior to the Maturity Date, will be made by delivery of certified or bank cashier checks payable to the order of Holder at its address as set forth in this Note or by wire transfers pursuant to instructions from Holder as determined at the Holder's option. If the date upon which the payment of principal and interest is required to be made pursuant to this Note occurs other than on a Business Day, then such payment of principal and interest shall be made on the next occurring Business Day following said payment date and shall include interest through said next occurring Business Day.


                                  ARTICLE III

                                    Remedies

      3.1   EVENTS OF DEFAULT.  An "Event of Default" occurs if:

            3.1.1. the Company defaults in the performance of any covenant made by the Company in this Note, and such default remains uncured for a period of 15 days after notice from the Holder; or

            3.1.2. the Company defaults in the performance of or breaches any of the terms, covenants, or conditions contained in any of the Security Instruments, or in any instrument or instruments given contemporaneously herewith, heretofore or hereafter as security for or guaranteeing the payment of this Note and the applicable grace periods expire; or

            3.1.3. the Company defaults in the performance of or breaches any of the terms, covenants, or conditions contained in any of the documents evidencing, securing or guaranteeing the Senior Indebtedness, including, but not limited to, any loan agreements, promissory notes or security agreements and the applicable grace periods expire; or

            3.1.4. the Company defaults in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness of the Company (other than the Indebtedness evidenced by this Note or good-faith disputes with trade creditors) having an aggregate principal amount in excess of $500,000 and such default remains uncured for a period of 15 days; or

            3.1.5. a court of competent jurisdiction enters a final and non-appealable judgment or judgments against the Company or any property or assets of the Company for the payment of money aggregating $500,000 or more in excess of applicable insurance coverage; or

            3.1.6. (i) a receiver, liquidator, custodian, or trustee of the Company, or of any material property thereof is appointed by court order of a court of competent jurisdiction and such order remains in effect on the 90th day after its entry; or (ii) a petition is filed, a case is commenced, or relief is ordered against the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed with 90 days of such filing, commencement, or order; or

            3.1.7. the Company: (i) commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; (ii) files a petition, answer or consent seeking reorganization or similar relief under any applicable federal or state law; (iii) makes an assignment for the benefit of creditors; or (iv) admits in writing its inability to pay its debts generally as they become due; or

            3.1.8. the Company: (i) merges or consolidates with or into any other Person, unless the Company is the surviving or acquiring party and there is no Change in Control in connection therewith or resulting therefrom; (ii) the Company dissolves or liquidates or agrees or consents thereto; (iii) the Company sells, leases or assigns all or any substantial portion of its assets; (iv) , except as otherwise agreed to by the Holder, amends or modifies its Articles of Incorporation or Bylaws in a manner that would materially adversely affect the Holder's rights under the Note or as a shareholder of the Company, (whether or not the Holder has exercised its right of conversion under Article IV hereof); or (v) pays any dividends or distributions on its capital stock.

      3.2 ACCELERATION OF MATURITY. This Note and all accrued interest shall become immediately due and payable at the option of the Holder in its sole discretion if an Event of Default occurs.

                                   ARTICLE IV

                               Conversion of Note

      4.1 CONVERSION PRIVILEGE AND CONVERSION PRICE. Subject to and upon compliance with the provisions of this Article IV, at the option of the Holder, all or any portion of the amounts owed and outstanding under this Note may be converted at any time and from time to time into fully paid and nonassessable shares of Common Stock (the "Shares"), calculated as to each conversion to the nearest 1/100 of a share at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Unless and until the occurrence of an Event of Default, the Conversion Price shall be $3.00 per share of Common Stock, subject to adjustment in accordance with Article 5 hereof. Upon the occurrence of an Event of Default, the Conversion Price shall be automatically adjusted to an amount equal to the lesser of (i) the Conversion Price in effect as of the date of the Event of Default and (ii) 80% of the average Market Price for the 30 trading days immediately preceding the date of the Event of Default, which amount shall be subject to further adjustment in accordance with Article 5 hereof. All amounts so converted shall be applied first to pay any accrued and unpaid interest and second to reduce the principal amount of this Note as of the date of such conversion as if payment or prepayment in such amount has occurred, with any reduction in principal to be applied to satisfy the Company's redemption obligations under Section 2.3.2 hereof in accordance with Section
2.3.4 hereof. This right of conversion must be exercised by delivery of a written notice to the Company setting forth the amount to be converted to be effective upon the Company's receipt of such notice (the "Conversion Notice"). Notwithstanding the foregoing, in the event the Company provides notice to the Holder of its intention to redeem all or any portion of the outstanding principal balance of this Note pursuant to Section 2.3.1 hereof, the Company must receive the Conversion Notice on or before the last Business Day prior to the effective date of such redemption to the extent that the Holder desires to convert all or any portion of the amount to be redeemed by the Company.

                                   ARTICLE V

                         Adjustment of Conversion Price

      5.1 ANTI-DILUTION PROVISIONS. The Conversion Price shall be subject to adjustment from time to time as provided herein. Upon each adjustment of the Conversion Price, the holder of this Note shall thereafter be entitled to purchase, at the Conversion Price resulting from such adjustment, the number of shares of Common Stock obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

      5.2   ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK.

            5.2.1. If and whenever after the date hereof the Company shall issue or sell any Common Stock for no consideration or for a consideration per share less than the Conversion Price, the Conversion Price shall be reduced (but not increased, except as otherwise specifically provided herein), to the price (calculated to the nearest one-tenth of a cent) determined by dividing (x) an amount equal to the sum of (1) the aggregate number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price plus (2) the consideration received by the Company upon such issue or sale by (y) the aggregate number of shares of Common Stock outstanding immediately after such issue or sale.

            5.2.2. No adjustment shall be made in the Conversion Price in the event that the Company issues, in one or more transactions, (i) Common Stock upon exercise of any options issued to officers, directors or employees of the Company pursuant to those stock option plans which have been previously approved by the Company's board of directors and are subject only to shareholder approval (the "Current Plans") or any other stock option agreement or an employment, severance or consulting agreement in effect as of the date hereof; (ii) Common Stock upon conversion of this Note; (iii) Common Stock upon exercise of any stock purchase warrant or option (other than the options referred to in clause
(i) above) or other convertible security outstanding on the date hereof; or (iv) Common Stock issued as consideration in acquisitions. In addition, for purposes of calculating any adjustment of the Conversion Price, all of the shares of Common Stock issuable pursuant to any of the foregoing shall be assumed to be outstanding prior to the event causing such adjustment to be made.

            5.2.3. In case at any time after the date hereof the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase Common Stock or any options, (except for options issued to (or reserved for issuance to) officers, directors or employees of the Company pursuant to the Current Plans or any other stock option agreement or an employment, severance, or consulting agreement in effect as of the date hereof), for the purchase of Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of such rights or options, or plus, in the case of such rights or options that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion

Price in effect as of the date of granting such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options shall be deemed to be outstanding as of the date of the granting of such rights or options and to have been issued for such price per share, with the effect on the Conversion Price specified herein. Except as provided herein, no further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

            5.2.4. If: (i) the purchase price provided for in any right or option, (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock shall be decreased (other than by reason of provisions designed to protect against dilution), the Conversion Price then in effect shall be decreased to the Conversion Price that would have been in effect had such rights, options or Convertible Securities provided for such changed purchase price, additional consideration or conversion rate at the time initially issued.

            5.2.5. In case at any time Common Stock or Convertible Securities or any rights or options to purchase Common Stock or Convertible Securities shall be issued or sold for cash, the total amount of cash consideration shall be deemed to be the amount received by the Company. If at any time any Common Stock, Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration, as determined reasonably and in good faith by the Board of Directors of the Company. If at any time any Common Stock, Convertible Securities or any rights or options to purchase any Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration received therefor shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board of Directors may determine to be attributable to such Common Stock, Convertible Securities, rights or options as the case may be. In case at any time any rights or options to purchase any shares of Common Stock or Convertible Securities shall be issued in connection with the issuance and sale of other securities of the Company, together consisting of one integral transaction in which no consideration is allocated to such rights or options by the parties, such rights or options shall be deemed to have been issued without consideration.

            5.2.6. In the case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock or Convertible Securities, or (ii) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the Common Stock or Convertible Securities deemed to have been issued or sold as a result of the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

            5.2.7. The number of shares of Common Stock outstanding at any given time shall not include shares owned directly by the Company in treasury, and the disposition of any such shares shall be considered an issuance or sale of Common Stock.

      5.3 STOCK DIVIDENDS. In case the Company shall declare a dividend or make any other distribution upon any shares of the Company, payable in Common Stock or Convertible Securities, any Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

      5.4 STOCK SPLITS AND REVERSE SPLITS. In the event that the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Shares into which this Note may be converted immediately prior to such subdivision shall be proportionately increased, and conversely, in the event that the outstanding shares of Common Stock shall at any time be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Shares into which this Note may be converted immediately prior to such combination shall be proportionately reduced.

      5.5 REORGANIZATIONS AND ASSET SALES. If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation, merger or share exchange of the Company with another Person, or the sale, transfer or other disposition of all or substantially all of its assets to another Person shall be effected in such a way that holders of Common Stock shall be entitled to receive capital stock, securities or assets with respect to or in exchange for their shares, then the following provisions shall apply:

            5.5.1. As a condition of such reorganization, reclassification, consolidation, merger, share exchange, sale, transfer or other disposition, lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the terms and conditions specified in this Note, such shares of capital stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of Shares immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger, share exchange or sale not taken place, and in any such case appropriate provision reasonably satisfactory to such holder shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price and of the number of Shares receivable upon the exercise) shall thereafter be applicable, as nearly as possible, in relation to any shares of capital stock, securities or assets thereafter deliverable upon the exercise of Note.

            5.5.2. In the event of a merger, share exchange or consolidation of the Company with or into another Person as a result of which a number of shares of common stock or its equivalent of the successor Person greater or lesser than the number of shares of Common Stock outstanding immediately prior to such merger, share exchange or consolidation are issuable to holders of Common Stock, then the Conversion Price in effect immediately prior to such merger, share exchange or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock.

            5.5.3. The Company shall not effect any such consolidation, merger, share exchange, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor Person (if other than the Company) resulting from such consolidation, share exchange or merger or the Person purchasing or otherwise acquiring such assets shall have assumed by written instrument executed and mailed or delivered to the Holder hereof at the last address of such Holder appearing on the books of the Company the obligation to deliver to such Holder such shares of capital stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and all other liabilities and obligations of the Company hereunder. Upon written request by the Holder hereof, such Successor Person will issue a new Note revised to reflect the modifications in this Note effected pursuant to this Section 5.5.

            5.5.4.If a purchase, tender or exchange offer is made to and accepted by the holders of 50% or more of the outstanding shares of Common Stock, the Company shall not effect any consolidation, merger, share exchange or sale, transfer or other disposition of all or substantially all of the Company's assets with the Person having made such offer or with any affiliate of such Person, unless prior to the consummation of such consolidation, merger, share exchange, sale, transfer or other disposition the Holder hereof shall have been given a reasonable opportunity to then elect to receive upon the conversion of this Note either the capital stock, securities or assets then issuable with respect to the Common Stock or the capital stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer.

      5.6 ADJUSTMENT FOR ASSET DISTRIBUTION. If the Company declares a dividend or other distribution payable to all holders of shares of Common Stock in evidences of indebtedness of the Company or other assets of the Company, the Conversion Price in effect immediately prior to such declaration of such dividend or other distribution shall be reduced by an amount equal to the fair value of such dividend or distribution per share of Common Stock (as reasonably determined in good faith by the Board of Directors of the Company). Such reduction shall be made whenever any such dividend or distribution is made and shall be effective as of the date as of which a record is taken for purpose of such dividend or distribution or, if a record is not taken, the date as of which holders of record of Common Stock entitled to such dividend or distribution are determined.

      5.7 DE MINIMIS ADJUSTMENTS. No adjustment in the number of shares of Common Stock purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one share of Common Stock purchasable upon conversion of this Note and no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.01 in the Conversion Price; provided, however, that any adjustments which are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest full share or nearest one hundredth of a dollar, as applicable.

      5.8 NOTICE OF ADJUSTMENT. Whenever the Conversion Price or the number of Shares issuable upon the conversion of this Note shall be adjusted as herein provided, or the rights of the holder hereof shall change by reason of other events specified herein, the Company shall compute the adjusted Conversion Price and the adjusted number of Shares in accordance with the provisions hereof and shall prepare an Officer's Certificate setting forth the adjusted Conversion Price and the adjusted number of Shares issuable upon the conversion of this Note or specifying the other shares of stock, securities or assets receivable as a result of such change in rights, and showing in reasonable detail the facts and calculations upon which such adjustments or other changes are based. The Company shall cause to be mailed to the Holder hereof copies of such Officer's Certificate together with a notice stating that the Conversion Price and the number of Shares purchasable upon conversion of this Note have been adjusted and setting forth the adjusted Conversion Price and the adjusted number of Shares purchasable upon conversion of this Note.

      5.9   NOTIFICATIONS TO HOLDERS.  In case at any time the Company proposes:

                  (i) to declare any dividend upon its Common Stock payable in capital stock or make any special dividend or other distribution (other than cash dividends) to the holders of its Common Stock;

                  (ii) to offer for subscription pro rata to all of the holders of its Common Stock any additional shares of capital stock of any class or other rights;

                  (iii) to effect any capital reorganization, or
            reclassification of the capital stock of the Company, or consolidation, merger or share exchange of the Company with another Person, or sale, transfer or other disposition of all or substantially all of its assets;

                  (iv) to effect a voluntary or involuntary dissolution, liquidation or winding up of the Company; or

                  (v) to effect any other matter described in Section 3.1.8 hereof.

then, in any one or more of such cases, the Company shall give the Holder hereof
(a) at least 10 days (but not more than 90 days) prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, and (b) in the case of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, at least 10 days (but not more than 90 days) prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock, as the case may be, for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, as the case may be.

      5.10 COMPANY TO PREVENT DILUTION. If any event or condition occurs as to which other provisions of this Article are not strictly applicable or if strictly applicable would not fairly protect the exercise or purchase rights of this Note evidenced hereby in accordance with the essential intent and principles of such provisions, or that might materially and adversely affect the exercise or purchase rights of the holder hereof under any provisions of this Note, then the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, so as to protect such exercise and purchase rights as aforesaid, and any adjustments necessary with respect to the Conversion Price and the number of Shares purchasable hereunder so as to preserve the rights of the holder hereunder. In no event shall any such adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to this Article except in the event of a combination of shares.

                                   ARTICLE VI

                                   Covenants

      The Company covenants and agrees that, so long as this Note is outstanding:

      6.1 PAYMENT OF PRINCIPAL AND ACCRUED INTEREST. The Company will duly and punctually pay or cause to be paid the principal sum of this Note, together with interest accrued thereon from the date hereof to the date of payment, in accordance with the terms hereof.

      6.2 CORPORATE EXISTENCE. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if it shall reasonably determine that the preservation thereof is no longer desirable in the conduct of its business.

      6.3 TAXES; CLAIMS; ETC. The Company will promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties, real, personal, or mixed, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof, and which lien or charges will have a material adverse effect on the business of the Company; PROVIDED, however, that the Company shall not be required to pay or cause to be paid any such tax, assessment, charge, levy, or claim prior to institution of foreclosure proceedings if the validity thereof shall concurrently be contested in good faith by appropriate proceedings and if the Company shall have established reserves deemed by the Company adequate with respect to such tax, assessment, charge, levy, or claim.

      6.4 MAINTENANCE OF EXISTENCE AND PROPERTIES. The Company will, and will cause each Subsidiary to, keep its material properties in good repair, working order, and condition, ordinary wear and tear excepted, so that the business carried on may be properly conducted at all times in accordance with prudent business management.

      6.5 SEC REPORTS. The Company will deliver to the Holder within 10 days after it files them with the SEC, copies of its annual and quarterly reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The Company will timely comply with its reporting and filing obligations under the applicable federal securities laws.

      6.6 NOTICE OF DEFAULTS. The Company will promptly notify the Holder in writing of the occurrence of (i) any Event of Default under this Note, and (ii) any event of default (or if any event of default would result upon any payment with respect to this Note) with respect to any Indebtedness as such event of default is defined therein or in the instrument under which it is outstanding, permitting holders to accelerate the maturity of such Indebtedness.

      6.7 LIMITATION ON FUNDED DEBT. The Company will not create, incur, assume or suffer to exist Restricted Debt (defined below) in excess of $500,000 owed and outstanding at any given time. The term "Restricted Debt" shall mean all Funded Debt of the Company other than:

            (a) Funded Debt of the Company under this Note, the Security Instruments and any and all other documents and instruments executed in connection therewith;

            (b) Funded Debt of the Company under the Senior Indebtedness not exceeding $10,000,000 in aggregate principal amount at any one time outstanding;

            (c) Funded Debt of the Company deemed to be Funded Debt as a result of a change in the requirements of GAAP since the date such obligation was originally incurred; and

            (d) Funded Debt of the Company incurred with respect to the purchase or lease or raw materials, equipment and inventory in the ordinary course of business.

      6.8 LIMITATION ON LIENS. The Company will not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

            (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, PROVIDED that adequate reserves with respect thereto are maintained on the books of the Company in conformity with GAAP;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not overdue for a period of more than 90 days beyond the Company's customary payment terms or which are being contested in good faith by appropriate proceedings;

            (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

            (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business not to exceed $1,000,000 in the aggregate at any given time;

            (e) encumbrances and restrictions on the use of real property which do not materially impair the use thereof;

            (f) any interest or title of (i) a lessor in assets being leased to the Company or (ii) a seller in assets being purchased by the Company pursuant to a transaction not prohibited by Section 6.7 hereof;

            (g)   Liens created pursuant to the Security Instruments; and

            (h)   Liens granted in connection with the Senior Indebtedness.

      6.9 LIMITATION ON OPTIONS, WARRANTS, ETC. The Company shall not at any time issue or reserve for issuance options or warrants to officers, directors or employees of the Company except pursuant to the Current Plans or any other stock option or agreement or an employment, severance or consulting agreement in effect as of the date hereof.

                                  ARTICLE VII

                                 Miscellaneous

      7.1 COLLECTION FEES. If this Note is placed in the hands of an attorney for collection, and if it is collected through any legal proceedings at law or in equity or in bankruptcy, receivership or other court proceedings, the Company hereby undertakes to pay all costs and expenses of collection including, but not limited to, court costs and the reasonable attorney's fees of Holder.

      7.2 CONSENT TO AMENDMENTS. This Note may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if and only if the Company shall obtain the written consent to such amendment, action or omission to act from the holders of a majority of the aggregate principal amount of this Note.

      7.3 BENEFITS OF NOTE; NO IMPAIRMENT OF RIGHTS OF HOLDER OF SENIOR INDEBTEDNESS. Nothing in this Note, express or implied, shall give to any Person, other than the Company, Holder, and their successors any benefit or any legal or equitable right, remedy or claim under or in respect of this Note.

      7.4 SUCCESSORS AND ASSIGNS. All covenants and agreements in this Note contained by or on behalf of the Company and the Holder shall bind and inure to the benefit of the respective successors and assigns of the Company and the Holder.

      7.5 RESTRICTIONS ON TRANSFER. Subject to the provisions of this Section, this Note is transferable in the same manner and with the same effect as in the case of a negotiable instrument payable to a specified person.

      7.6 WAIVER. No failure to exercise and no delay on the part of Holder in exercising any power or right in connection herewith shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between the Company and Holder shall operate as a waiver of any right of Holder under this Note. No modification or waiver of any provision of this Note or any other instrument evidencing, securing, or guaranteeing this Note nor any consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by the person against whom enforcement thereof is to be sought, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

      7.7 NOTICE; ADDRESS OF PARTIES. Except as otherwise provided, all communications to the Company or Holder provided for herein or with reference to this Note shall be deemed to have been sufficiently given or served for all purposes on the third business day after being sent as certified or registered mail, postage and charges prepaid, to the following addresses: if to the
Company: 2427 FM 1092, Missouri City, Texas 77459 or at any other address designated by the Company in writing to Holder; if to Holder: Maxxim Medical, Inc., 104 Industrial Blvd., Sugar Land, Texas 77478, Attn: President, or at any other address designated by Holder to the Company in writing.

      7.8 SEPARABILITY CLAUSE. In case any provision in this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdiction shall not in any way be affected or impaired thereby; provided, however, such construction does not destroy the essence of the bargain provided for hereunder.

      7.9 GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the internal laws of the State of Texas (without regard to principles of choice of law).

      7.10 USURY. It is the intention of the parties hereto to conform strictly to the applicable laws of the State of Texas and the United States of America, and judicial or administrative interpretations or determinations thereof regarding the contracting for, charging and receiving of interest for the use, forbearance, and detention of money (referred to as "Applicable Law"). The Holder shall have no right to claim, to charge or to receive any interest in excess of the maximum rate of interest, if any, permitted to be charged on that portion of the amount representing principal which is outstanding and unpaid from time to time by Applicable Law. Determination of the rate of interest for the purpose of determining whether this Note is usurious under Applicable Law shall be made by amortizing, prorating, allocating and spreading in equal parts during the period of the actual time of this Note, all interest or other sums deemed to be interest (referred to in this Section as "Interest") at any time contracted for, charged or received from the Company in connection with this Note. Any Interest contracted for, charged or received in excess of the maximum rate allowed by Applicable Law shall be deemed a result of a mathematical error and a mistake. If this Note is paid in part prior to the end of the full stated term of this Note and the Interest received for the actual period of existence of this Note exceeds the maximum rate allowed by Applicable Law, Holder shall credit the amount of the excess against any amount owing under this Note or, if this Note has been paid in full, or in the event that it has been accelerated prior to maturity, Holder shall refund to the Company the amount of such excess, and shall not be subject to any of the penalties provided by Applicable Law for contracting for, charging or receiving Interest in excess of the maximum rate allowed by Applicable Law. Any such excess which is unpaid shall be canceled.

      THIS NOTE, THE SECURITY INSTRUMENTS, AND ALL DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH, REPRESENT THE FINAL AGREEMENT BETWEEN THE COMPANY AND HOLDER AND MAY NOT BE CONTRADICTED BY EVIDENCING OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE COMPANY AND HOLDER.

      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date first above written.

                              LASERMEDICS, INC.

                              MICHAEL M. BARBOUR
                              Michael M. Barbour, President